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Exhibit 1.4

THE MILLS CORPORATION
(a Delaware corporation)

Common Stock

TERMS AGREEMENT

        February 25, 2002

To:	The Mills Corporation 1300 Wilson Blvd., Suite 400 Arlington, Virginia 22209

Ladies and Gentlemen:

        We understand that The Mills Corporation, a Delaware corporation (the "Company"), proposes to issue and sell 727,270 shares of its common stock, par value $0.01 per share (the "Common Stock") (such securities also being hereinafter referred to as the "Initial Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, Salomon Smith Barney Inc. (the "Underwriter") offers to purchase the number of Initial Underwritten Securities set forth below at the purchase price set forth below, and the number of Option Underwritten Securities (as defined in the Underwriting Agreement referred to below) set forth below, to the extent any are purchased on or before February 28, 2002.

        The Underwritten Securities shall have the following terms:

Title:	Common Stock
Number of Initial Underwritten Securities:	727,270
Number of Option Underwritten Securities:	109,090
Initial offering price per share:	$27.50
Purchase price per share:	$26.13
Listing requirements:	NYSE
Closing date and location:	February 28, 2002 at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C. 20004.

        Other terms and conditions:

        Except as set forth below, all of the provisions contained in the document attached as Annex I hereto entitled "Underwriting Agreement" are hereby incorporated by reference in their entirety herein and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

        The Company understands that the Underwriter intends to deposit the shares of Common Stock with the trustee of The Equity Focus Trusts REIT Portfolio Series, 2002-A (the "Trust"), a registered unit investment trust under the Investment Company Act of 1940, as amended, in exchange for units in the Trust. The Underwriter is acting as sponsor and depositor of the Trust and is therefore considered an affiliate of the Trust.

        Section 1(a)(10), containing the representation "Capitalization" shall be deemed to include, in its last sentence, an exception for the Common Stock to be sold by the Company pursuant to that certain Purchase Agreement, dated as of February 25, 2002, between Cohen & Steers Quality Income Realty Fund, Inc. and the Company.

Section 3(j), containing the covenant "Restrictions on Sale of Securities", shall be inapplicable and have no effect.

Clause	(ii) of Section 9(b) is superceded and replaced in its entirety with the following:

(ii) there has occurred any material adverse change in the financial markets in the United States or any outbreak of hostilities or escalation thereof, declaration by the United States of a national emergency or war, or other calamity or crisis, or any change or development involving a prospective change in national or international political, financial, or economic conditions, in each case the effect of which is such as to make it, in the judgment of Salomon, impracticable or inadvisable to (x) market the Underwritten Securities or to enforce contracts for the sale of the Underwritten Securities, or (y) market, commence or continue the offering of the units in The Equity Focus Trusts REIT Portfolio Series, 2002-A (the "Trust") to the public or to enforce contracts for the sale of units in the Trust,

        Please accept this offer no later than 5 o'clock P.M. (New York City time) on February 25, 2002 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,
SALOMON SMITH BARNEY INC.
By:	/s/ JEFFREY D. HOROWITZ
	Name:	Jeffrey D. Horowitz
	Title:	Authorized Signatory
Accepted:
THE MILLS CORPORATION
By:	/s/ KENNETH R. PARENT
	Name:	Kenneth R. Parent
	Title:	Executive Vice President of Finance & Chief Financial Officer

Schedule to Terms Agreement

Joint Venture Agreements

Arizona Mills L.L.C.
1.	Limited Liability Company Agreement dated 4/15/96
2.	Amended and Restated Limited Liability Company Agreement dated 10/2/00
Arundel Mills Limited Partnership
1.	Agreement of Limited Partnership dated 5/17/99
2.	Amended and Restated Limited Partnership Agreement dated 6/22/99
3.	Second Amended and Restated Limited Partnership Agreement dated 11/30/99
4.	Third Amended and Restated Limited Partnership Agreement dated 12/31/99
Concord Mills Limited Partnership
1.	Agreement of Limited Partnership dated 7/14/97
2.	Amended and Restated Limited Partnership Agreement dated 11/30/98
Grapevine Mills Limited Partnership
1.	Limited Partnership Agreement dated 11/13/96
2.	First Amendment to Limited Partnership Agreement dated 4/30/97
Katy Mills Limited Partnership
1.	Agreement of Limited Partnership dated 12/12/97
2.	Amended and Restated Limited Partnership Agreement dated 1/23/98
3.	First Amendment to Amended and Restated Limited Partnership Agreement dated 3/22/99
Ontario Mills Limited Partnership
1.	Agreement of Limited Partnership dated 12/6/94
2.	Amended and Restated Limited Partnership Agreement dated 9/29/95
3.	Second Amended and Restated Limited Partnership Agreement dated 12/29/95
4.	First Amendment to Second Amended and Restated Limited Partnership Agreement dated 5/22/96
5.	Second Amendment to Second Amended and Restated Limited Partnership Agreement dated 4/ /97
6.	Third Amendment to Second Amended and Restated Limited Partnership Agreement dated 10/26/98
Opry Mills Limited Partnership
1.	Limited Partnership Agreement dated 3/31/98
2.	First Amendment to Limited Partnership Agreement dated 5/18/99
3.	Amended and Restated Limited Partnership Agreement—out for siganture
Orange City Mills Limited Partnership
1.	Limited Partnership Agreement executed as of 12/30/96
2.	Letter (First) Amendment to Limited Partnership Agreement dated 4/8/97
3.	Second Amendment to Limited Partnership Agreement dated 12/18/97
4.	Amended and Restated Limited Partnership Agreement executed as of 5/17/01
Sugarloaf Mills Limited Partnership
1.	Limited Partnership Agreement dated 6/21/99
2.	Amended and Restated Limited Partnership Agreement dated 12/31/99
3.	First Amendment to the Amended and Restated Limited Partnership Agreement dated 12/14/00

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  Exhibit 1.4
TERMS AGREEMENT